Exhibit 99.17

Guardian 8 Signs Distributor With School Safety Focus

Specialization in Survival Training, Body Scanners Viewed as Key Contribution

Specialization in Survival Training, Body Scanners Viewed as Key Contribution

SCOTTSDALE, AZ--(Marketwired - Oct 14, 2013) - Guardian 8 Corporation, a provider of enhanced non-lethal [ENL] personal security devices, today announced that it has signed Nova Security Group (www.novasg.com) as a distributor of the G8 Pro V2 product line to school administrators and campus safety officials. The G8 Pro V2, which is the first in a new category of security products called enhanced non-lethals (ENL), emphasizes layered defense concepts that allow teachers to repel intruders without exposing their position. The Pro V2 can also be used to communicate vital situational updates to off-site officials and record video of the event. Guardian 8 Corporation is the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

Guardian 8 CEO, Steve Cochennet, commented, "We intend to change the dialogue on campus safety in our Nation where a successful defense teeters on the few minutes between intruder detection and law enforcement response." School teachers are often instructed to respond using a commonly taught Run-Hide-Fight concept where direct conflict is avoided and teachers focus on concealing students from harm. It is considered a vital approach in protecting 64 million students in kindergarten through 12th grade in the US. "Nova Security Group has the body scanners for detection and survival training acumen that will help us introduce the Pro V2 as a wise choice for the educator community," Cochennet added. Nova Security Group will be placing a $10,000 order as an initial stocking inventory of Guardian 8 product.

The G8 Pro V2 fully integrates several non-lethal technologies and a communications platform to provide a safer personal defense solution. It provides a layered defense as an alternative to force from up to 50 feet away, including laser spotter, siren, strobe light, O.C. pepper spray, camera with voice and video auto-record functionality, and push-to-talk communications capabilities.

The cost of the Pro V2 unit is advertised on the company's website at $279 per unit and accessories are also available. For full details on product and pricing, visit the Guardian 8 website.

About Guardian 8

Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Arizona.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Nova Security Group agreement; actual sales to be derived under the agreement; size of orders received for Guardian 8's products; acceptance of Guardian 8's products in the education industry; Guardian 8′s and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Kris Kraves
Kraves PR
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Kris@Kravespr.com

Investor Relations
Lance Beckham
Acorn Management Partners
O: (678) 368-4012
C: (404) 368-1738
lbeckham@acornmanagementpartners.com